Exhibit 99.1

News Release

Media Contacts:

Al Butkus	(816) 467-3616
Media Relations	(816) 467-3000

Investor Relations:
Neala Hackett	(816) 467-3562

AQUILA, INC. CFO RICK DOBSON LEAVING

KANSAS CITY, MO, June 28, 2006 – Aquila announced today that CFO, Rick Dobson, will be leaving the company on July 14, 2006 to pursue a business opportunity at Novelis, an Atlanta-based international aluminum rolled products business.

“Rick’s departure doesn’t change our strategic thinking and we are very fortunate to have a talented management team within the finance division who will continue our momentum. We appreciate the significant contributions Rick made during the execution of Aquila’s repositioning plans and we wish him the best as he takes on new challenges,” says CEO Rick Green.

Beth Armstrong, currently Vice President and Controller, will become Chief Accounting Officer and report to CEO Rick Green. She has 15 years of energy and utility experience at Aquila and spent six years in public accounting prior to joining the company. Armstrong graduated summa cum laude from Southeast Missouri State University with a Bachelor of Science in Business Administration majoring in accounting and computer science. She is also a Certified Public Accountant.

Michael Cole, recently named Vice President of Finance and Treasurer will also report to Green following Dobson’s departure. Cole joined Aquila in 1997 and has nearly 20 years of utility industry experience. He has held positions with Standard & Poor’s in the gas and electric utilities ratings group as well as various finance positions at the Maine Public Service Commission and the Illinois Commerce Commission. Cole

graduated from Western Illinois University with a master’s degree in business administration and a bachelor’s degree in finance.

Based in Kansas City, Mo., Aquila operates electricity and natural gas distribution utilities serving 1.2 million customers in Colorado, Iowa, Kansas, Minnesota, Missouri and Nebraska. More information is available at www.aquila.com.

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